                           REVOLVING CREDIT AGREEMENT
                         Dated as of November 13, 1996


                                     among


                          DECISIONONE HOLDINGS CORP.,
                            DECISIONONE CORPORATION
                       THE FIRST NATIONAL BANK OF BOSTON
         and the other lending institutions listed on Schedule 1 hereto

                                      and

                       THE FIRST NATIONAL BANK OF BOSTON
                                    as Agent

                               TABLE OF CONTENTS

1.   DEFINITIONS AND RULES OF INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
          1.1.      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
          1.2.      Rules of Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
2.  THE REVOLVING CREDIT FACILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
          2.1.      Commitment to Lend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
          2.2.      Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
          2.3.      Reduction of Total Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
          2.4.      The Revolving Credit Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
          2.5.      Interest on Revolving Credit Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
          2.6.      Requests for Revolving Credit Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
          2.7.      Conversion Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
                    2.7.1.   Conversion to Different Type of Revolving Credit Loan  . . . . . . . . . . . . . .     16
                    2.7.2.   Continuation of Type of Revolving Credit Loan  . . . . . . . . . . . . . . . . . .     16
                    2.7.3.   Eurodollar Rate Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
          2.8.      Funds for Revolving Credit Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
                    2.8.1.   Funding Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
                    2.8.2.   Advances by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
3.   REPAYMENT OF THE REVOLVING CREDIT LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
          3.1.      Maturity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
          3.2.      Mandatory Repayments of Revolving Credit Loans. . . . . . . . . . . . . . . . . . . . . . .     18
          3.3.      Optional Repayments of Revolving Credit Loans . . . . . . . . . . . . . . . . . . . . . . .     18
4.   CERTAIN GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
          4.1.      Closing Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
          4.2.      Funds for Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
                    4.2.1.   Payments to Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
                    4.2.2.   Net Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
          4.3.      Computations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
          4.4.      Inability to Determine Eurodollar Rate. . . . . . . . . . . . . . . . . . . . . . . . . . .     20
          4.5.      Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
          4.6.      Additional Costs, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
          4.7.      Capital Adequacy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
          4.8.      Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
          4.9.      Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
          4.10.     Interest After Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
                    4.10.1.  Overdue Amounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
                    4.10.2.  Amounts Not Overdue  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
          4.11.     Replacement Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
5.   GUARANTY                 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
          5.1.      Guaranties of Holdings Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
          5.2.      New Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
6.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
          6.1.      Corporate Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
                    6.1.1.   Incorporation; Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
                    6.1.2.   Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
                    6.1.3.   Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25

          6.2.      Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
          6.3.      Title to Properties; Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
          6.4.      Financial Statements and Projections  . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
                    6.4.1.   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
                    6.4.2.   Projections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
          6.5.      No Material Changes, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
          6.6.      Franchises, Patents, Copyrights, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
          6.7.      Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
          6.8.      No Materially Adverse Contracts, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
          6.9.      Compliance with Other Instruments, Laws, etc. . . . . . . . . . . . . . . . . . . . . . . .     27
          6.10.     Tax Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
          6.11.     No Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
          6.12.     Holding Company and Investment Company Acts . . . . . . . . . . . . . . . . . . . . . . . .     27
          6.13.     Liens     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
                    6.13.1.  Absence of Financing Statements  . . . . . . . . . . . . . . . . . . . . . . . . .     27
                    6.13.2.  No Mortgages; Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
          6.14.     Other Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
          6.15.     Certain Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
          6.16.     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
                    6.16.1.  In General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
                    6.16.2.  Terminability of Welfare Plans . . . . . . . . . . . . . . . . . . . . . . . . . .     28
                    6.16.3.  Guaranteed Pension Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
                    6.16.4.  Multiemployer Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29
          6.17.     Regulations U and X . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29
          6.18.     Environmental Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29
          6.19.     Subsidiaries, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
          6.20.     Chief Executive Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
          6.21.     Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
          6.22.     Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
          6.23.     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
7.   AFFIRMATIVE COVENANTS OF THE BORROWER AND Holdings   . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
          7.1.      Compliance with Original Agreement Affirmative Covenants  . . . . . . . . . . . . . . . . .     31
          7.2.      Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
8.   CERTAIN NEGATIVE COVENANTS OF THE BORROWER AND Holdings  . . . . . . . . . . . . . . . . . . . . . . . . .     32
          8.1.      Restrictions on Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
          8.2.      Compliance with Original Agreement Negative Covenants . . . . . . . . . . . . . . . . . . .     34
9.   FINANCIAL COVENANTS OF THE BORROWER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
10.  CLOSING CONDITIONS       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
          10.1.     Loan Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
          10.2.     Certified Copies of Charter Documents . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
          10.3.     Corporate Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
          10.4.     Incumbency Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
          10.5.     UCC Search Results  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
          10.6.     Solvency Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
          10.7.     Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
          10.8.     Payment of Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
          10.9.     Disbursement Instructions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
          10.10.    Evidence of Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36

11.  CONDITIONS TO ALL BORROWINGS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
          11.1.     Representations True; No Event of Default . . . . . . . . . . . . . . . . . . . . . . . . .     36
          11.2.     No Legal Impediment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
          11.3.     Governmental Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
          11.4.     Proceedings and Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
12.  EVENTS OF DEFAULT; ACCELERATION; ETC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37
          12.1.     Events of Default and Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37
          12.2.     Termination of Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
          12.3.     Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
          12.4.     Distribution of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
13.  SETOFF                   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41
14.  THE AGENT                . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41
          14.1.     Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41
          14.2.     Employees and Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     42
          14.3.     No Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     42
          14.4.     No Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     42
          14.5.     Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43
                    14.5.1.  Payments to Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43
                    14.5.2.  Distribution by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43
                    14.5.3.  Delinquent Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43
          14.6.     Holders of Revolving Credit Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     44
          14.7.     Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     44
          14.8.     Agent as Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     44
          14.9.     Resignation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     44
          14.10.    Notification of Defaults and Events of Default  . . . . . . . . . . . . . . . . . . . . . .     44
          14.11.    Duties in the Case of Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     44
15.  EXPENSES                 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     45
16.  INDEMNIFICATION          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     45
17.  SURVIVAL OF COVENANTS, ETC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     46
18.  ASSIGNMENT AND PARTICIPATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     46
          18.1.     Conditions to Assignment by Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     46
          18.2.     Certain Representations and Warranties; Limitations; Covenants  . . . . . . . . . . . . . .     47
          18.3.     Register  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     48
          18.4.     New Revolving Credit Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     48
          18.5.     Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     48
          18.6.     Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49
          18.7.     Assignee or Participant Affiliated with the Borrower  . . . . . . . . . . . . . . . . . . .     49
          18.8.     Miscellaneous Assignment Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49
          18.9.     Assignment by Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50
19.  NOTICES, ETC             . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50
20.  GOVERNING LAW            . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50
21.  HEADINGS                 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     51
22.  COUNTERPARTS             . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     51
23.  ENTIRE AGREEMENT, ETC.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     51
24.  WAIVER OF JURY TRIAL     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     51
25.  CONSENTS, AMENDMENTS, WAIVERS, ETC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     51
26.  SEVERABILITY             . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     52

                                    EXHIBITS

         Exhibit A                Form of Revolving Credit Note
         Exhibit B                Form of Loan Request
         Exhibit C                Form of Compliance Certificate
         Exhibit D                Form of Assignment and Acceptance

                                   SCHEDULES

         Schedule 1               Banks; Commitments
         Schedule 6.3             Title to Properties
         Schedule 6.6             Intellectual Property
         Schedule 6.7             Litigation
         Schedule 6.10            Taxes
         Schedule 6.18            Environmental Matters
         Schedule 6.19            Subsidiaries
         Schedule 6.23            Insurance
         Schedule 8.1             Existing Indebtedness
         Schedule 8.2             Existing Liens
         Schedule 8.3             Existing Investments

                           REVOLVING CREDIT AGREEMENT

         This REVOLVING CREDIT AGREEMENT is made as of November 13, 1996, by and among (a) DECISIONONE HOLDINGS CORP., a Delaware corporation ("Holdings"),
(b) DECISIONONE CORPORATION, (the "Borrower") a Delaware corporation having its principal place of business at 50 East Swedesford Road, Frazer, Pennsylvania 19355, (c) THE FIRST NATIONAL BANK OF BOSTON and the other lending institutions listed on Schedule 1 hereto (collectively and with any other Person who becomes an assignee of any rights and obligations of any such lending institution pursuant to Section 18 hereof, the "Banks") and (d) THE FIRST NATIONAL BANK OF BOSTON, as agent for the Banks (the "Agent").

                    DEFINITIONS AND RULES OF INTERPRETATION.

         1.1.    DEFINITIONS.     The following terms shall have the meanings
set forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:

         Acquisition. Any acquisition by any of the Holdings Companies which is permitted by Section 9.5 of the Original Agreement.

         Additional Guaranties.  See Section 5.2 hereof.

         Adjustment Date. The date which is one (1) Business Day following the date in which a Compliance Certificate is delivered by the Borrower pursuant to
Section 8.4(d) of the Original Agreement.

         Affected Bank.  See Section 4.11 hereof.

         Affiliate. Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower was issuing securities.

         Agent.  As defined in the preamble hereto.

         Agent's Head Office. The Agent's head office located at the address set forth on Schedule 1 attached hereto, or at such other location as the Agent may designate from time to time.

         Agent's Special Counsel. Bingham, Dana & Gould LLP or such other counsel as may be approved by the Agent.

         Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin shall be the applicable margin set forth below with respect to the Borrower's Debt Ratio, as determined for the fiscal quarter of the Borrower ending immediately prior to the applicable Rate Adjustment Period.

                                                                     BASE RATE           EURODOLLAR
                                                                       LOANS             RATE LOANS
                                                                     APPLICABLE          APPLICABLE         COMMITMENT
  DEBT RATIO                                                           MARGIN              MARGIN            FEE RATE
  ----------                                                           ------              ------            --------
  Greater than or equal to 0.55:1.00                                      0%               1.00%              0.250%

  Less than 0.55:1.00 but greater than or equal to 0.50:1.00              0%               0.750%             0.225%

  Less than 0.50:1.00 but greater than or equal to 0.45:1.00              0%               0.625%             0.200%

  Less than 0.45:1.00 but greater than or equal to 0.35:1.00              0%               0.500%             0.175%


  Less than 0.35:1.00 but greater than or equal to 0.25:1.00              0%               0.375%             0.125%

  Less than 0.25:1.00                                                     0%               0.250%             0.100%

         Notwithstanding the foregoing, in the event the Borrower obtains a Senior Debt Rating from either Standard & Poor's or Moody's, the Applicable Margin for each Rate Adjustment Period occurring after the Borrower obtains such Senior Debt Rating and maintains a Senior Debt Rating shall be the applicable margin set forth below with respect to the Borrower's Senior Debt Rating, as determined for the fiscal quarter of the Borrower ending immediately prior to the applicable Rate Adjustment Period, and, in the event the Borrower obtains a Senior Debt Rating from both Standard & Poor's and Moody's, the higher Applicable Margin applicable for either Standard & Poor's or Moody's Senior Debt Rating shall be the Applicable Margin for such Rate Adjustment
Period:



                     SENIOR DEBT RATING                      BASE RATE LOANS    EURODOLLAR RATE
                     (STANDARD & POOR'S                         APPLICABLE      LOANS APPLICABLE    COMMITMENT FEE
                       AND/OR MOODY'S                             MARGIN             MARGIN              RATE
                    -------------------                      ---------------    ----------------    --------------
  BB- and/or Ba3 or less                                            0%               0.875%             0.225%

  BB/BB+ and/or Ba2/Ba1                                             0%               0.700%             0.225%

  BBB- and/or Baa3                                                  0%               0.500%             0.175%


  BBB/BBB+ and/or Baa2/Baa1                                         0%               0.375%             0.125%

  A- and/or A3 or better                                            0%               0.250%             0.100%


         Notwithstanding the foregoing, if the Borrower fails to deliver any Compliance Certificate when required by Section 7 hereof, then, for the period commencing on the date when such Compliance Certificate should have been delivered pursuant to Section 7 through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

         Assignment and Acceptance.  See Section 18.1.

         Balance Sheet Date.  June 30, 1996.

         Banks.  As defined in the preamble hereto.

         Base Rate. The higher of (a) the annual rate of interest announced from time to time by the Agent at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business
Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

         Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

         Borrower.  As defined in the preamble hereto.

         Business Day. Any day on which banking institutions in Boston, Massachusetts, are open for the transaction of corporate lending business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

         Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

         Capital Expenditures. Amounts paid or indebtedness incurred by any of the Holdings Companies in connection with the purchase or lease by any of the Holdings Companies of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles; provided, however, for purposes of compliance with the covenant regarding limitations on Capital Expenditures set forth in
Section 10.1 of the Original Agreement and incorporated by reference from the Original Agreement pursuant to Section 9 hereof, Capital Expenditures shall not include amounts paid or indebtedness incurred in connection with the purchase of spare parts inventory in the ordinary course of business consistent with past practices.

         Capitalization Documents. The certificates of incorporation and by-laws of the Holdings Companies.

         Capitalized Leases. Leases under which any of the Holdings Companies is the lessee or obligor, the discounted future rental payment obligations of the Holdings Companies which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

         CERCLA.  See Section 6.18 hereof.

         Closing Date.  The first date on which the conditions set forth in
Section 10 have been satisfied and any Revolving Credit Loans are to be made hereunder.

         Code. The Internal Revenue Code of 1986, as amended, and all regulations which are promulgated thereunder.

         Commitment.  With respect to each Bank, the amount set forth on
Schedule 1 hereto as the amount of such Bank's commitment to make Revolving Credit Loans to the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

         Commitment Fee.  See Section 2.2 hereof.

         Commitment Fee Rate.  See the definition of Applicable Margin.

         Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks.

         Compliance Certificate.  The "Compliance Certificate" as defined in
Section 8.4(d) of the Original Agreement.

         Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of Holdings and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

         Consolidated Net Income (or Loss). The consolidated net income (or loss) of the Holdings Companies, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles, but excluding any non-cash expenses recognized by any of the Holdings Companies as a result of the issuance by such Holdings Company of stock options to employees at less than fair market value.

         Consolidated Net Worth. The excess of Consolidated Total Assets (which shall include any Preferred Stock) over Consolidated Total Liabilities, less, to the extent otherwise includable in the computations of Consolidated Net Worth, any subscriptions receivable.

         Consolidated Total Assets. All assets of Holdings and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

         Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by Holdings and its Subsidiaries during such period on all Indebtedness of Holdings and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

         Consolidated Total Liabilities. All liabilities of Holdings and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and all Indebtedness of Holdings and its Subsidiaries, whether or not so classified.

         Conversion Request. A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Revolving Credit Loan in accordance with Section 2.7.

         Credit Agreement. This Revolving Credit Agreement, including the Schedules and Exhibits hereto.

         Debt Ratio. As of any date of determination, the ratio of (a) Total Funded Indebtedness of the Holdings Companies outstanding on such date to (b) Total Capital of the Holding Companies on such date.

         Decision Companies. Collectively, the Borrower and the Decision Subsidiaries.

         DecisionOne Canada. DecisionOne Corporation, a corporation organized under the laws of Ontario, Canada and a wholly-owned Subsidiary of the Borrower.

         DecisionOne Supplies. DecisionOne Supplies, Inc., a Delaware corporation.

         Decision Subsidiaries. Collectively, Decision Switzerland; DecisionOne Supplies; Decision Data Investment Corporation, a Delaware corporation; Holding Corp.; DecisionOne Canada; IC Properties; and any other Subsidiary of the Borrower or Holdings that is acquired or created subsequent to the date hereof.

         Decision Switzerland. Decision Data Computer International, S.A., a societe anonyme organized under the laws of Switzerland.

         Default.  See Section 12.1 hereof.

         Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of any Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, or other retirement of any shares of any class of capital stock of any Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by any Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of any Person.

         Dollars or $. Dollars in lawful currency of the United States of America.

         Domestic Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

         Drawdown Date. The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with Section 2.7.

         EBITDA. With respect to any Person and its Subsidiaries for any fiscal period, an amount equal to Consolidated Net Income for such period, plus, to the extent deducted in the calculation of Consolidated Net Income and without duplication, (a) depreciation and amortization (including the amortization of spare parts) for such period, (b) other noncash charges for such period, including, without duplication, charges or credits for unutilized leases (c) income tax expense for such period and (d) Consolidated Total Interest Expense paid or accrued during such period and minus purchases of any repairable spare parts in such period.

         Eligible Assignee. Any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD;
(d) the central bank of any country which is a member of the OECD; (e) any investment fund, financial institution or other institutional lender (other than any financial institution which but for the amount of its total assets or net worth would have been an Eligible Assignee under clauses (a)-(d) above) having total assets in excess of $100,000,000; and (f) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

         Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

         Environmental Laws.  See Section 6.18(a) hereof.

         ERISA.  The Employee Retirement Income Security Act of 1974.

         ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under Section 414 of the Code.

         ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

         Eurocurrency Reserve Rate. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

         Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

         Eurodollar Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining Eurodollar Rate Loans.

         Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Eurodollar Rate Loan for any Interest Period therefor, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         Eurodollar Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Eurodollar Rate.

         Event of Default.  See Section 12.1 hereof.

         Fee Letter.  See Section 4.1 hereof.

         FNBB. The First National Bank of Boston, a national banking association, in its individual capacity.

         generally accepted accounting principles. (a) When used in the financial covenants set forth in Section 10 of the Original Agreement and incorporated by reference pursuant to Section 9 hereof, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

         Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

         Guaranty. The Guaranty, dated or to be dated on or prior to the Closing Date, made by the Holdings Companies (other than the Borrower and DecisionOne Canada) in favor of the Banks and the Agent pursuant to which each of the Holdings Companies (other than the Borrower and DecisionOne Canada) guaranty to the Banks and the Agent the payment and performance of the Obligations and in form and substance satisfactory to the Banks and the Agent.

         Hazardous Substances.  See Section 6.18(b) hereof.

         Holding Corp.  Properties Holding Corporation, a Delaware corporation.

         Holdings.  As defined in the preamble hereto.

         Holdings Companies.  Collectively, Holdings and the Decision
Companies.

         IC Properties.  IC Properties Corporation, a Delaware corporation.

         Indebtedness. All obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

        Intercompany Indebtedness.  The aggregate amount of all Indebtedness of
(a) the Borrower to Holdings, (b) any of the Decision Subsidiaries to the Borrower or other Decision Subsidiaries, and (c) the Borrower to the Decision Subsidiaries, in each case incurred in the ordinary course of business and, in the case of clauses (b) and (c) hereof, incurred in connection with (i) the collection by the Borrower of accounts receivable owing to the Decision Subsidiaries, (ii) the payment by the Borrower of accounts payable, payroll and accrued expenses owing by the Decision Subsidiaries, (iii) other cash management functions customarily performed by the Borrower or any Decision Subsidiary on behalf of the other Decision Subsidiaries and service, supply, leasing, licensing or other non-cash arrangements among the Decision Subsidiaries and (iv) Acquisitions permitted by Section 9.5 of the Original Agreement and incorporated by reference pursuant to Section 8 hereof.

         Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar quarter; and (b) as to any Eurodollar Rate Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period and (ii) more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

         Interest Period. With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Revolving Credit Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any Eurodollar Rate Loan, 1, 2, 3 or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                 (a) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

                 (b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

                 (c)  if the Borrower shall fail to give notice as provided in
         Section 2.7, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

                 (d) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

                 (e) any Interest Period relating to any Eurodollar Rate Loan that would otherwise extend beyond the Revolving Credit Loan Maturity Date shall end on the Revolving Credit Loan Maturity Date.

         Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.
In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

         Investors. J.H. Whitney & Co., a New York limited partnership, Welsh, Carson, Anderson & Stowe IV, a New York limited partnership acting through its general partner WCAS IV Partners and WCAS Venture Partners, a New York limited partnership acting through its general partner WCAS Ventures.

         Loan Documents. This Credit Agreement, the Notes, the Fee Letter and the Guaranty.

         Loan Request.  See Section 2.6 hereof.

         Majority Banks. As of any date, the Banks holding at least fifty-one percent (51%) of the outstanding principal amount of the Revolving Credit Note, plus the unused portion of the Commitments on such date; and if no such principal is outstanding, the Banks whose aggregate Commitments constitutes at least fifty-one percent (51%) of the Total Commitment.

         Memorex.  Memorex Telex Corporation, a Delaware corporation.

         Memorex Acquisition. The Acquisition by the Borrower of certain of the assets of Memorex and its Subsidiaries pursuant to an order of the United States Bankruptcy Court for a purchase price (including related transaction costs) of not more than $75,000,000.

         Multiemployer Plan.  Any multiemployer plan within the meaning of
Section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

         Non-Affected Bank.   Any Bank which is not an Affected Bank.

         Non-U.S. Lender.  See Section 4.2.2(b) hereof.

         Obligations. All indebtedness, obligations and liabilities of any of the Holdings Companies to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or any of the Notes or any documents, agreements or instruments executed in connection therewith, or other instruments at any time evidencing any thereof.

         Original Agreement. The Revolving Credit Agreement dated as of April 26, 1996 by and among the Borrower, Holdings, the lending institutions listed on Schedule 1 thereto and the agents named therein, as amended by the First Amendment to Revolving Credit Agreement dated as of September 30, 1996 and as the same may be further amended, restated, modified and supplemented from time to time.

         outstanding. With respect to the Revolving Credit Loans, the aggregate unpaid principal thereof as of any date of determination.

         PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

         Permitted Liens. Liens, security interests and other encumbrances permitted by Section 9.2 of the Original Agreement.

         Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

         Preferred Stock. As applied to the capital stock of any Person, means the capital stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such Person.

         Rate Adjustment Period. As defined in the definition of Applicable Margin.

         Real Estate. All real property at any time owned or leased (as lessee or sublessee) by any of the Holdings Companies.

         Record. The grid attached to a Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Revolving Credit Loan referred to in such Revolving Credit Note.

         Reference Period. A period of four consecutive fiscal quarters (or such shorter period of one, two or three full consecutive fiscal quarters as has elapsed since the Closing Date).

         Revolving Credit Loan Maturity Date.  April 26, 2001.

         Revolving Credit Loans. Revolving credit loans made or to be made by the Banks to the Borrower pursuant to Section 2.

         Revolving Credit Note.  See Section 2.4 hereof.

         Senior Debt Rating. The rating issued from time to time (whether on a preliminary basis or otherwise) by Standard & Poor's or Moody's with respect to unsecured debt of the Borrower not maturing within twelve (12) months and not subordinated by its terms in right of payment to other unsecured debt of the Borrower (such debt, "Long Term Senior Debt"). If (but only if) no such direct rating by the particular applicable rating agency exists with respect to Long Term Senior Debt, such rating shall be implied from the rating issued from time to time (whether on a preliminary basis or otherwise) by, as applicable, Standard & Poor's or Moody's with respect to unsecured debt of the Borrower not maturing within twelve (12) months that is subordinated by its terms in right of payment to other unsecured senior debt of the borrower (such debt, "Long Term Subordinated Debt") on the following basis: the Senior Debt Rating of Long Term Senior Debt shall be the next higher subgrade designation to the debt rating of Long Term Subordinated Debt by Standard & Poor's or Moody's, as the case may be. In the event Standard & Poor's or Moody's changes its debt rating designations, definitions of symbols, the Borrower and the Majority Banks shall agree as to the exact application of such new debt rating terminology to the application of the Applicable Margin, taking into account the explanation of such new rating terminology by Standard & Poor's or Moody's, as the case may be, and its comparability to the Senior Debt Ratings referred to in the definition of Applicable Margin.

         Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

         Swiss Account Amount. The amount, not in excess of 250,000 Swiss francs plus interest earned thereon, held by Decision Switzerland in Union des Banques Suisses Account No. 392.429.80J, as such amount is reduced from to time to time pursuant to the agreement of the signatories of such account for the purpose of paying such tax obligations of Decision Switzerland to the various taxing authorities in Switzerland as have accrued, may be accruing, or may accrue in the future, including, without limitation, Federal direct taxes expected to be due for the biennial taxable period ended November 30, 1988, and such dividend withholding taxes as may become due on the earnings and legal reserve of Decision Switzerland as of November 30, 1988.

         Total Capital. As of any date of determination, the sum of (a) the Total Funded Indebtedness of the Holdings Companies outstanding at such time, plus (b) all shareholder equity of the Holdings Companies, as determined in accordance with generally accepted accounting principles, plus, without duplication, (c) the amount of any Preferred Stock issued after the Closing Date which is not classified as shareholder equity in accordance with generally accepted accounting principles.

         Total Commitment. The sum of the Commitments of the Banks, as in effect from time to time.

         Total Funded Indebtedness. All Indebtedness of Holdings and its Subsidiaries for borrowed money, purchase money Indebtedness and with respect to Capitalized Leases, determined on a consolidated basis in accordance with generally accepted accounting principles.

         Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

         Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

         1.2.    Rules of Interpretation.

                 (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

                 (b) The singular includes the plural and the plural includes the singular.

                 (c) A reference to any law includes any amendment or modification to such law.

                 (d) A reference to any Person includes its permitted successors and permitted assigns.

                 (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

                 (f) The words "include", "includes" and "including" are not limiting.

                 (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

                 (h) Reference to a particular "Section " refers to that section of this Credit Agreement unless otherwise indicated.

                 (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

                       2.  THE REVOLVING CREDIT FACILITY.

         2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Revolving Credit Loan Maturity Date upon notice by the Borrower to the Agent given in accordance with Section 2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) shall not at any time exceed the Total Commitment and provided, further, that until such time as the Agent receives evidence that the Memorex Acquisition has been consummated on terms and conditions satisfactory to the Banks and the Agent, the sum of the outstanding amount of all Revolving Credit Loans (after giving effect to all amounts requested) shall not at any time exceed $5,000,000. The Revolving Credit Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 10 and Section 11, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and Section 11, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

         2.2. Commitment Fee. The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee (the "Commitment Fee") calculated at the applicable Commitment Fee Rate on the average daily amount during each calendar quarter or portion thereof from the date hereof to the Revolving Credit Loan Maturity Date by which the Total Commitment exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Revolving Credit Maturity Date or any earlier date on which the Commitments shall terminate.

         2.3. Reduction of Total Commitment. The Borrower shall have the right at any time and from time to time upon one (1) Business Days prior written notice to the Agent to reduce by $5,000,000 or a whole multiple of $100,000 in excess thereof or terminate entirely the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

         2.4. The Revolving Credit Notes. The Revolving Credit Loans shall be evidenced by a promissory note of the Borrower in substantially the form of Exhibit A hereto (the "Revolving Credit Note"), dated as of the Closing Date and completed with appropriate insertions. The Revolving Credit Note shall be payable to the order of the Agent for the respective accounts of the Banks in a principal amount equal to the Total Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by all the Banks, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes the Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on the Revolving Credit Note, an appropriate notation on the Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the

Revolving Credit Loans set forth on the Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Agent for the accounts of the Banks, but the failure to record, or any error in so recording, any such amount on the Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Revolving Credit Note to make payments of principal of or interest on the Revolving Credit Note when due. At the request of any Bank, the Borrower shall execute and deliver to such requesting Bank a Revolving Credit Note made payable to such Bank in a principal amount equal to such Bank's Commitment Percentage of the Revolving Credit Loans, or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below, and the Borrower shall execute and deliver to the Agent for the respective accounts of the Banks which do not hold their own Revolving Credit Note, an amended and restated Revolving Credit
Note in a principal amount equal to the Total Commitment less the Commitment amount of any Banks which hold their own Revolving Credit Notes, or, if less, the outstanding amount of all Revolving Credit Loans made by all such Banks plus interest accrued thereon, as set forth below.

         2.5. Interest on Revolving Credit Loans. Except as otherwise provided in Section 5.10,

                 (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin.

                 (b) Each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurodollar Rate for such Interest Period, plus the Applicable Margin.

                 (c) The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

                 (d) The Agent agrees to notify the Borrower of any change in the Base Rate.

         2.6. Requests for Revolving Credit Loans. The Borrower shall give to the Agent written or telegraphic notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a "Loan Request") no later than
(a) 10:00 a.m. (Boston time) on the day of the proposed Drawdown Date of any Base Rate Loan and (b) three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (a) the principal amount of the Revolving Credit Loan requested, (b) the proposed Drawdown Date of such Revolving Credit Loan, (c) the Interest Period for such Revolving Credit Loan and (d) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date. Each Loan Request for a Eurodollar Rate Loan shall be in a minimum aggregate amount of $5,000,000 or a whole multiple of $100,000 in excess thereof, and each Loan

Request for a Base Rate Loan shall be in a minimum aggregate amount of $500,000 or a whole multiple of $100,000 in excess thereof.

         2.7.    Conversion Options.

                 2.7.1. Conversion to Different Type of Revolving Credit Loan. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Revolving Credit Loan to a Base Rate Loan, the Borrower shall give the Agent at least two (2) Business Days prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Agent at least three (3) Eurodollar Business Days prior written notice of such election; (c) with respect to any such conversion of a Eurodollar Rate Loan into a Revolving Credit Loan of another Type, such conversion shall only be made on the last day of the Interest Period with respect thereto, or, if such conversion is made on a day which is not the last day of the Interest Period with respect thereto, shall pay the applicable costs set forth in Section 4.9; and (d) no Revolving Credit Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $100,000 in excess thereof, unless such conversion is into a Base Rate Loan, which shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.

                 2.7.2. Continuation of Type of Revolving Credit Loan. Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.7.1; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this Section 2.7 is scheduled to occur.

                 2.7.3. Eurodollar Rate Loans. Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $5,000,000 or a whole multiple of $100,000 in excess thereof. In addition, the Borrower hereby agrees that there shall not be more than ten (10) Eurodollar Rate Loans outstanding at any one time.

         2.8.    Funds for Revolving Credit Loan.

                 2.8.1. Funding Procedures. Not later than 1:00 p.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at the Agent's Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by Section Section 10 and 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Revolving Credit Loans.

                 2.8.2. Advances by Agent. The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times
         (b) the amount of such Bank's Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

                  3.  REPAYMENT OF THE REVOLVING CREDIT LOANS.

         3.1. Maturity. The Borrower promises to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

         3.2. Mandatory Repayments of Revolving Credit Loans. If at any time the sum of the outstanding amount of the Revolving Credit Loans exceeds the Total Commitment, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application to the Revolving Credit Loans. Each prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Loan, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

         3.3. Optional Repayments of Revolving Credit Loans. The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this Section 3.3 may be made only on the last day of the Interest Period relating thereto, or, if not made on the last day of the such Interest Period, the Borrower shall pay any applicable costs associated with such repayment as set forth in Section 4.9 hereof. The Borrower shall give the Agent, no later than 10:00 a.m., (Boston time), at least one (1) Business Days prior written notice of any proposed prepayment pursuant to this Section 3.3 of Base Rate Loans, and three (3) Eurodollar Business Days notice of any proposed prepayment pursuant to this Section 3.3 of Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Eurodollar Rate Loans shall be in an integral multiple of $2,000,000, and each partial prepayment of a Base Rate Loan shall be in an integral multiple of $500,000, and each shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

                        4.  CERTAIN GENERAL PROVISIONS.

         4.1. Closing Fee. The Borrower agrees to pay to the Agent a closing fee in the amount and at the times agreed to by the Borrower and the Agent pursuant to the terms of the fee letter dated as of October __, 1996 (the "Fee Letter").

         4.2.    Funds for Payments.

                 4.2.1. Payments to Agent. All payments of principal, interest, Commitment Fees and any other amounts due hereunder or under any of the other

         Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts area that the Agent may from time to time designate, in each case in immediately available funds.

                 4.2.2. Net Payments (a) All payments made to the Banks and the Agent by the Borrower hereunder, under any Revolving Credit Note or under any other Loan Document will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or any political subdivision or taxing authority thereof or therein (but excluding, any tax imposed on or measured by net income of a Bank (including all interest, penalties or similar liabilities related thereto) pursuant to the laws of the United States of America or any foreign country or any political subdivision thereof, or taxing authority of the United States of America or any foreign country or any political subdivision thereof, all such non-excluded taxes, collectively, "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that the amount of every payment of all amounts due hereunder received by the recipient thereof, under any Revolving Credit Note or under any other Loan Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Revolving Credit Note. The Borrower will furnish to the Agent upon request certified copies of tax receipts evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Agent and each Bank, and reimburse the Agent or such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by such Bank. Each Bank shall use reasonable efforts to designate a different principal office or applicable lending office to avoid the need for the payment of any Taxes by such Bank pursuant to this paragraph to the extent that such a designation would not, in the reasonable opinion of such Bank, be disadvantageous to such Bank.

                 (b) Each Bank that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or an estate or trust that is subject to United States Federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall, on or prior to the date hereof (in the case of each Non-U.S. Lender that is a party hereto on the date hereof) or on or prior to the date of any assignment or participation hereunder and thereafter as reasonably requested from time to time by the Borrower or the Agent, execute and deliver, if legally able to do so, to the Borrower and the Agent one or more (as the Borrower or the Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 (as appropriate for such Bank) and Form W-8 or Form W-9 or such other forms or documents (or successor forms or documents) (as appropriate for such Bank), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Non-U.S. Lender is exempt from or entitled to a reduced rate of withholding or deduction of Taxes. As an alternative to delivering Internal Revenue Service Form 1001 or Form 4224, a Non-U.S. Lender that is not a "bank" under section 881(c)(3)(A) of the Code may, on or prior to the date it becomes a party to this Credit Agreement and thereafter as reasonably requested from time to time by the Borrower or the Agent, execute and deliver, if legally able to do so, to the Borrower and the Agent an Internal Revenue Service Form W-8, together with a statement under penalties of perjury that such Non- U.S. Lender, or beneficial owner, as the case may be, is not a "bank" under section 881(c)(3)(A) of the Code.

                 (c) The Borrower shall not be required to indemnify or pay any additional amounts to any Bank with respect to any Taxes pursuant to this Section 4.2.2. to the extent that any obligation to withhold, deduct or pay amounts with respect to such tax existed on the date such Bank became a party to this Credit Agreement (and, in such case, the Borrower may deduct and withhold such tax from payments to such
         Bank). In addition, the Borrower shall not be required to indemnify or to pay any additional amounts to any Non-U.S. Lender with respect to any Taxes pursuant to this Section 4.2.2. to the extent that such Taxes are payable as a result of such Non-U.S. Lender's failure to comply in full with the provisions of paragraph (b) above resulting in the claimed Taxes and in such case, the Borrower may deduct and withhold all Taxes required by law as a result of such noncompliance from payments to such Non-U.S. Lender).

         4.3. Computations. All computations of interest on the Base Rate Loans shall be based on a 365-day year and paid for the actual number of days elapsed. All computations of interest on the Eurodollar Rate Loans and of Commitment Fees or other fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

         4.4. Inability to Determine Eurodollar Rate. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks provided that the Agent shall have made the same determination with respect to loan facilities similar to those provided in this Credit Agreement) to the Borrower and the Banks. In such event (a) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Banks to make Eurodollar Rate Loans shall be suspended until the Agent or the Majority Banks determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

         4.5. Illegality. Notwithstanding any other provisions herein, if any change in any present or enactment of any future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make Eurodollar Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) such Bank's Revolving Credit Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law provided, that such Bank shall have made the same determination with respect to other loan facilities similar to those provided in this Credit Agreement. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 4.5, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

         4.6. Additional Costs, etc. If any change in any present or the enactment of any future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

                 (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, such Bank's Commitment or the Revolving Credit Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

                 (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Revolving Credit Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents, or

                 (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

                 (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Revolving Credit Loans, such Bank's Commitment, or any class of loans, letters of credit or commitments of which any of the Revolving Credit Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is

                          (i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Revolving Credit Loans or such Bank's Commitment, or

                          (ii) to reduce the amount of principal, interest or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment or any of the Revolving Credit Loans, or

                          (iii) to require such Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum provided, that such Bank shall have made demand on other customers to which such additional costs are applicable with respect to other loan facilities similar to those provided in this Credit Agreement.

         4.7. Capital Adequacy. If after the date hereof any Bank or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Loans or Letters of Credit to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstance, provided, that such Bank shall have made the same determination and taken similar action with respect to other loan facilities similar to those provided in this Credit Agreement. If the Borrower and such Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank's reasonable determination, provide adequate compensation. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

         4.8. Certificate. A certificate setting forth any additional amounts payable pursuant to Section Section 4.6 or 4.7 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

         4.9. Indemnity. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request, or a Conversion Request relating thereto in accordance with Section
2.6 or Section 2.7 or (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.

         4.10.   Interest After Default.

                 4.10.1. Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Revolving Credit Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to four percent (4%) above the Base Rate until such amount shall be paid in full (after as well as before judgment).

                 4.10.2. Amounts Not Overdue. During the continuance of an Event of Default the principal of the Revolving Credit Loans not overdue shall, until such Event of Default has been cured or remedied or such Event of Default has been waived by the Majority Banks pursuant to Section 25, bear interest at a rate per annum equal to the greater of (a) two percent (2%) above the rate of interest otherwise applicable to such Revolving Credit Loans pursuant to Section 2.5 and
         (b) the rate of interest applicable to overdue principal pursuant to
         Section 4.10.1.

         4.11. Replacement Banks. Within thirty (30) days after (a) any Bank has demanded compensation from the Borrower pursuant to Section Section 4.6 or
4.7 hereof, or (b) there shall have occurred a change in law with respect to any Bank as a consequence of which it shall have become unlawful for such Bank to make a Eurodollar Rate Loan on any Drawdown Date, as described in Section
4.5 hereof (any such Bank described in the foregoing clauses (a) or (b) is hereinafter referred to as an "Affected Bank"), the Borrower may request that the Non-Affected Banks acquire all, but not less than all, of the Affected Bank's outstanding Revolving Credit Loans and assume all, but not less than all, of the Affected

Bank's Commitment. If the Borrower so requests, one or more of the Non-Affected Banks may, in their sole and absolute discretion, elect to acquire all or any portion of the Affected Bank's outstanding Revolving Credit Loans and to assume all or any portion of the Affected Bank's Commitment. If the Non-Affected Banks do not elect to acquire and assume all of the Affected Bank's outstanding Revolving Credit Loans and Commitment, the Borrower may designate a replacement bank or banks, which must be an Eligible Assignee and satisfactory to the Agent, to acquire and assume that portion of the outstanding Revolving Credit Loans and Commitment of the Affected Bank not being acquired and assumed by the Non-Affected Banks. The provisions of Section 18 hereof shall apply to all reallocations pursuant to this Section 4.11, and the Affected Bank and any Non-Affected Banks and/or replacement banks which are to acquire the Revolving Credit Loans and Commitment of the Affected Bank shall execute and deliver to the Agent, in accordance with the provisions of Section 18 hereof, such Assignments and Acceptances and other instruments as are required pursuant to
Section 18 hereof to give effect to such reallocations. On the effective date of the applicable Assignments and Acceptances, the Borrower shall pay to the Affected Bank all interest accrued on its Revolving Credit Loans up to but excluding such date, along with any fees and any other amounts payable to such Affected Bank hereunder up to but excluding such date. In addition, the Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a result of any assignment contemplated by this Section 4.11.

                                 5.  GUARANTY.

         5.1. Guaranties of Holdings Companies. The Obligations shall be guaranteed by each of the Holdings Companies (other than the Borrower and DecisionOne Canada) pursuant to the terms of the Guaranty.

         5.2. New Subsidiaries. In the event that any new Subsidiary of any of the Holdings Companies is formed or acquired after the Closing Date, such new Subsidiary shall, immediately upon becoming a Subsidiary, become a party to the Guaranty, pursuant to which such Subsidiary guarantees all of the Obligations to the Agent and the Banks; provided, however, the provisions of this Section 5.2 shall not apply to any Subsidiary incorporated and doing substantially all of its business in any jurisdiction outside of the United States of America.

                      6.  REPRESENTATIONS AND WARRANTIES.

         The Borrower and Holdings hereby represent and warrant to the Banks and the Agent as follows:

         6.1.    Corporate Authority.

                 6.1.1. Incorporation; Good Standing. Each of the Holdings Companies (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Holdings Companies.

                 6.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which any of the Holdings Companies is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate authority of such Person, (b) have been duly authorized by all necessary corporate proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Holdings Companies is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Holdings Companies or any manner which would have a materially adverse effect on the business, assets or financial condition of the Holdings Companies and (d) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other material instrument binding upon, any of the Holdings Companies.

                 6.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which any of the Holdings Companies is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         6.2. Governmental Approvals. The execution, delivery and performance by the Holdings Companies of this Credit Agreement and the other Loan Documents to which such Holdings Company is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained, unless the failure to obtain such approval or consent or to complete such filing would not have a material adverse effect on the business, financial condition or assets of the Holdings Companies.

         6.3.    Title to Properties; Leases.  Except as indicated on Schedule
6.3 hereto, the Holdings Companies own all of the assets reflected in the consolidated balance sheet of the Holdings Companies as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

         6.4.    Financial Statements and Projections

                 6.4.1. Financial Statements. There has been furnished to each of the Banks an audited consolidated balance sheet of the Holdings Companies as at the Balance Sheet Date, and an audited consolidated statement of income of the Holdings Companies for the fiscal year then ended. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of Holdings or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

                 6.4.2. Projections. The Borrower have furnished to each of the Banks financial projections, including cash flow projections, for the period commencing on June 30, 1996 and ending on June 30, 2001. Such projections reflect the Borrower's good faith estimates of the expected financial performance of the Holdings Companies during such period.

         6.5. No Material Changes, etc. Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of the Holdings Companies as shown on or reflected in the consolidated balance sheet of the Holdings Companies as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Holdings Companies. Since the Balance Sheet Date, none of the Holdings Companies other than Holdings has made any Distributions, and Holdings has only made those Distributions described on Schedule 7.5 hereto, and since the Closing Date, none of the Holdings Companies has made any Distributions except as permitted by Section 9.4 of the Original Agreement and incorporated by reference pursuant to Section 8 hereof.

         6.6.    Franchises, Patents, Copyrights, etc.  Except as set forth on
Schedule 6.6 hereto, each of the Holdings Companies possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

         6.7. Litigation. Except as set forth in Schedule 6.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to the best of Holdings' or the Borrower's knowledge, threatened against any of the Holdings Companies before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition, prospects or business of the Holdings Companies or materially impair the right of the Holdings Companies, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Holdings Companies, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

         6.8. No Materially Adverse Contracts, etc. Neither the Borrower nor Holdings, nor any of their Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Holdings Companies. Neither the Borrower, Holdings nor any of their Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any materially adverse effect on the business of the Holdings Companies.

         6.9. Compliance with Other Instruments, Laws, etc. Neither the Borrower nor Holdings, nor any of their Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Holdings Companies.

         6.10. Tax Status. The Holdings Companies (a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, unless the failure to so file would not have a materially adverse effect on the business, assets or financial condition of the Holdings Companies, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth on Schedule 6.10 hereto, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

         6.11. No Event of Default. No Default or Event of Default has occurred and is continuing.

         6.12. Holding Company and Investment Company Acts. None of the Holdings Companies is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

         6.13    Liens.

                 6.13.1. Absence of Financing Statements. No financing statement which names any of the Holdings Companies as a debtor has been filed in any jurisdiction in the United States or any State thereof pursuant to Article 9 of the Uniform Commercial Code of any State, and none of the Holdings Companies has signed any financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement in any such jurisdiction, except for notice filings by lessors of personal property or equipment under operating leases, and otherwise as permitted by Section 9.2 of the Original Agreement and incorporated by reference pursuant to Section 8 hereof.

                 6.13.2. No Mortgages; Etc. No mortgages, chattel mortgages, assignments, statements of assignment, security agreements or deeds of trust have been filed by any person or persons with respect to any part of the property or assets of any of the Holdings Companies, except for mortgages and security agreements permitted by the provisions of Section 9.2 of the Original Agreement and incorporated by reference pursuant to Section 8 hereof.

         6.14. Other Representations. Each of the representations and warranties made by each of the Holdings Companies in any of the Loan Documents was true and correct in all material respects when made and continues to be true and correct in all material respects on the Closing Date, except to the extent that any of such representations and warranties relate, by the express terms thereof, solely to a date falling prior to the Closing Date, and except to the extent that any of such representations and warranties may have been affected by the consummation of the transactions contemplated and permitted or required by the Loan Documents.

         6.15. Certain Transactions. Except for arm's length transactions pursuant to which any of the Holdings Companies makes payments in the ordinary course of business upon terms no less favorable than such Holdings Company could obtain from third parties, none of the officers, directors, or employees of any of the Holdings Companies is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

         6.16.   Employee Benefit Plans.

                 6.16.1. In General. Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under Section 103(d) of ERISA, with respect to each Guaranteed Pension Plan.

                 6.16.2. Terminability of Welfare Plans. The Borrower may terminate each Employee Benefit Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower without liability to any of the Holdings Companies, except such Employee Benefit Plans the termination of which would not cause a materially adverse effect on the business, assets or financial condition of the Holdings Companies.

                 6.16.3. Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of Section 302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than $3,000,000.

                 6.14.4. Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under
         Section 4201 of ERISA or as a result of a sale of assets described in
         Section 4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

         6.17. Regulations U and X. The proceeds of the Revolving Credit Loans shall be used to finance the Memorex Acquisition, for working capital and general corporate purposes, which may include Acquisitions permitted by Section
9.5 of the Original Agreement. No portion of any Revolving Credit Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

         6.18. Environmental Compliance. The Borrower has taken all necessary steps to investigate the condition and past and present usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, has determined that:

                 (a) except as set forth on Schedule 6.18 hereto, none of the Holdings Companies or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental

         Laws"), which violation would have a material adverse effect on the business, assets or financial condition of the Holdings Companies;

                 (b) except as set forth on Schedule 6.18 hereto, neither the Borrower nor any of the other Holdings Companies has received notice from any third party including, without limitation, any federal, state or local governmental authority, (a) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C.
         Section 6903(5), any hazardous substances as defined by 42 U.S.C.
         Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C.
         Section 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (c) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

                  (c) except as set forth on Schedule 6.18 attached hereto: (a) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances and no underground tank or other underground storage receptacle for Hazardous Substances is located on any protion of the Real Estate except in accordance with applicable Environmental Laws except where any such noncompliance with applicable Environmental Laws would not have a material adverse effect on the business, assets or financial condition of the Holdings Companies; (b) in the course of any activities conducted by the Holdings Companies or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws, except where any such noncompliance with applicable Environmental Laws would not have a material adverse effect on the business, assets or financial condition of the Holdings Companies, (c) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Holdings Companies, which releases would have a material adverse effect on the business, assets or financial condition of the Holdings Companies; (d) to the best of the Borrower's knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on business, assets or financial condition of the Holdings Companies; and (e) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported, treated or disposed of as required under applicable Environmental Laws, except where any such noncompliance with applicable Environmental Laws would not have a material adverse effect on the business, assets or financial condition of the Holdings Companies; and

                 (d) None of the Holdings Companies or any of the Real Estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby.

         6.19. Subsidiaries, etc. As of the Closing Date, except for those Subsidiaries listed on Schedule 6.19 attached hereto, the Borrower and Holdings own or hold of record and/or beneficially (whether directly or indirectly) no shares of any class in the capital of any other corporations and no legal and/or beneficial interests in any partnership, business trust or joint venture or in any other unincorporated trade or business enterprise. Schedule
6.19 contains a complete list of all such Subsidiaries and sets forth the authorized capital of all classes of the capital stock of each such Subsidiary on the date hereof, together with the ownership of all of the issued and outstanding shares of each such class.

         6.20. Chief Executive Offices. As of the Closing Date, the Borrower's chief executive office is at 50 East Swedesford Road, Frazer, Pennsylvania 19355, at which location its books and records are kept.

         6.21. Fiscal Year. Each of the Holdings Companies has a fiscal year which is the twelve (12) months ending on June 30 of each year.

         6.22. Disclosure No representation or warranty made by any of the Holdings Companies in this Credit Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to the Agent or any Bank by or on behalf of in connection with any of the transactions contemplated by any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.

         6.23. Insurance. Each of the Holdings Companies maintains with financially sound and reputable insurers insurance with respect to its properties and businesses against such casualties and contingencies as are in accordance with sound business practices, with the details of such coverage being more fully described on Schedule 6.23 hereto.

            7.  AFFIRMATIVE COVENANTS OF THE BORROWER AND HOLDINGS.

         Each of the Borrower and Holdings covenants and agrees that, so long as any Revolving Credit Loan or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans:

         7.1. Compliance with Original Agreement Affirmative Covenants. The Borrower and Holdings will, and where applicable cause each of their Subsidiaries to, perform, comply with and observe each and every affirmative covenant contained in Section Section 8.1-8.11 and Section Section 8.13-8.14 of the Original Agreement. The foregoing covenant in this Section 7.1 is made in this Credit Agreement by the Borrower and Holdings to the Banks and the Agent with the intention that each covenant contained in Section Section 8.1-8.11 and Section Section 8.13-8.14 of the Original Agreement shall have the same effect in this Credit Agreement as if each such covenant was set forth verbatim herein. The foregoing covenant is this Section 7 shall survive termination, cancellation or recission of the Original Agreement and shall not be affected by the termination, cancellation or recession of the Original Agreement.

         7.2. Use of Proceeds. The Borrower will use the proceeds of the Revolving Credit Loans solely to finance the Memorex Acquisition and for working capital and general corporate purposes, which may include Acquisitions permitted by Section 9.5 of the Original Agreement.

8.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER AND HOLDINGS.

         Each of the Borrower and Holdings covenants and agrees that, so long as any Revolving Credit Loan or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans:

         8.1. Restrictions on Indebtedness. Neither the Borrower nor Holdings will nor will any of them permit any of their Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

                 (a) Indebtedness to the Banks and the Agent arising under this Credit Agreement or any of the other Loan Documents;

                 (b) current liabilities of the Holdings Companies incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

                 (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies and liabilities under employee benefit plans, including pension plans, to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of
         Section 8.8 of the Original Agreement, or to the extent that the amount, applicability, or validity thereof is actively contested by any Holdings Company or any of their respective Subsidiaries in good faith by appropriate proceedings and with respect to which reserves have been set aside on the books of such Decision Company or its Subsidiaries (segregated to the extent required by generally accepted accounting principles and practices) reasonably deemed by Holdings, the Borrower or such Subsidiary and the Agent to be adequate with respect thereto;

                 (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Holdings Companies shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

                 (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

                 (f) obligations under Capitalized Leases not exceeding $10,000,000 in aggregate amount at any time outstanding provided that the aggregate amount of all payments due and payable in any fiscal year by the Decision Companies pursuant to non-cancellable operating leases, rental agreements or other similar contracts shall not exceed $40,000,000 and provided, further, that the aggregate amount of all payments due and payable in any Indebtedness Reference Period (as hereinafter defined) by the Decision Companies pursuant to non-cancellable operating leases, rental agreements or other similar contracts shall not exceed $80,000,000 (exclusive of payments due and payable in an amount not to exceed $40,000,000 pertaining to non-cancellable operating leases of the Borrower). For the purposes of this Section 8.1(f), the term "Indebtedness Reference Period" shall mean, for any fiscal year of the Borrower ending on or after the Closing Date, the period of four fiscal years of the Borrower beginning on the first day of such fiscal year;

                 (g) Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrower or such Subsidiary, provided that the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $10,000,000 in any fiscal year;

                 (h) Indebtedness existing on the date hereof and listed and described on Schedule 8.1 hereto;

                 (i) Intercompany Indebtedness (i) to any of the Holdings Companies so long as such Holdings Company has guaranteed the Obligations; and (ii) Indebtedness of DecisionOne Canada to any of the other Holdings Companies, provided the amount of such Indebtedness of DecisionOne Canada does not exceed $10,000,000 in the aggregate.

                 (j) Indebtedness incurred in connection with performance bonds obtained by any of the Holdings Companies in the ordinary course of business, if so required to be obtained by any customer;

                 (k) unsecured public Indebtedness of the Borrower not otherwise permitted hereunder provided that (i) the aggregate amount of all such Indebtedness does not exceed, in the aggregate, $150,000,000 at any time; (ii) no Default or Event of Default has occurred and is continuing or would exist as a result of the Borrower incurring such Indebtedness; (iii) the Borrower has demonstrated to the satisfaction of the Agent, based on a pro forma Compliance Certificate, compliance with Section 9 hereof on a pro forma basis immediately prior to and for the subsequent period of twelve (12) months after giving effect to such incurrence of Indebtedness; (iv) at the date of the incurrence of such Indebtedness the weighted average life and final maturity of such Indebtedness must be greater than six months after the Revolving Credit Loan Maturity Date; provided, however in no event shall more than forty percent (40%) of the principal amount of such Indebtedness become due and payable to the holder of such Indebtedness prior to six (6) months after the Revolving Credit Loan Maturity Date; (v) such Indebtedness does not contain terms and conditions which are more onerous to the Borrower than the terms and conditions contained herein and does not contain affirmative or negative covenants more restrictive to the Borrower than contained herein; and (vi) such Indebtedness is a single draw term loan and not a revolving credit loan;

                 (l) unsecured Indebtedness incurred in connection with any Acquisition permitted by Section 9.5.1 of the Original Agreement to the seller of the assets being acquired, provided, that (i) the aggregate amount of all such Indebtedness permitted by this Section 8.1(l) does not exceed, in the aggregate, $50,000,000 at any time;
         (ii) no Default or Event of Default has occurred and is continuing or would exist as a result of the incurrence of such Indebtedness; (iii) such Indebtedness does not contain terms and conditions which are more onerous to the Borrower than the terms and conditions contained herein and does not contain affirmative or negative covenants more restrictive to the Borrower than contained herein; and (iv) such Indebtedness is comprised of term loans and not revolving credit loans; and

                 (m) Indebtedness arising under the Original Agreement, the guaranty issued in connection therewith and any of the other documents executed in connection therewith;

provided, however, notwithstanding the foregoing provisions of this Section 8.1, the total principal amount of all Indebtedness outstanding under clauses
(a), (k) and (l) of this Section 8.1 shall not at any time exceed $150,000,000 in the aggregate at any one time outstanding.

         8.2. Compliance with Original Agreement Negative Covenants. The Borrower and Holdings will, and where applicable cause each of their Subsidiaries to, perform, comply with and observe and and every negative covenant contained in Section Section 9.2-9.16 of the Original Agreement. The foregoing covenant in this Section 8.2 is made in this Credit Agreement by the Borrower and Holdings to the Banks and the Agent with the intention that each covenant contained in Section Section 9.2-9.16 of the Original Agreement shall have the same effect in this Credit Agreement as if each such covenant was set forth verbatim herein. The foregoing covenant in this Section 8.2 shall survive termination, cancellation or recission of the Original Agreement and shall not be affected by the termination, cancellation or recession of the Original Agreement.

                    9.  FINANCIAL COVENANTS OF THE BORROWER.

         Each of Holdings and the Borrower covenants and agrees that, so long as any Loan or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans, the Borrower and Holdings will, and where applicable cause each of their Subsidiaries to, perform, comply with and observe each and every financial covenant contained in Section 10 of the Original Agreement. The foregoing covenant in this Section 9 is made in this Credit Agreement by the Borrower and Holdings to the Banks and the Agent with the intention that each covenant contained in Section 10 of the Original Agreement shall have the same effect in this Credit Agreement as if each such covenant was set forth verbatim herein. The foregoing covenant in this Section 9 shall survive termination, cancellation or recission of the Original Agreement and shall not be affected by the termination, cancellation or recession of the Original Agreement:

                            10.  CLOSING CONDITIONS.

         The obligations of the Banks to make the initial Revolving Credit Loans shall be subject to the satisfaction of the following conditions precedent.

         10.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

         10.2. Certified Copies of Charter Documents. Each of the Banks shall have received from each of the Holdings Companies a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date.

         10.3. Corporate Action. All corporate action necessary for the valid execution, delivery and performance each of the Holdings Companies of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

         10.4. Incumbency Certificate. Each of the Banks shall have received an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of each of the Holdings Companies and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each such Holdings Companies, each of the Loan Documents to which such Holdings Company is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests; and
(c) to give notices and to take other action on its behalf under the Loan Documents.

         10.5. UCC Search Results. The Agent shall have received the results of UCC searches indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

         10.6. Solvency Certificate. Each of the Banks shall have received an officer's certificate of the Borrower dated as of the Closing Date as to the solvency of the Holdings Companies following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Banks.

         10.7. Opinion of Counsel. Each of the Banks and the Agent shall have received a favorable legal opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from Vincent M. Dadamo, Esq., counsel to the Holdings Companies.

         10.8. Payment of Fees. The Borrower shall have paid to the Banks or the Agent, as appropriate, the fees pursuant to Section 4.1.

         10.9. Disbursement Instructions. The Agent shall have received disbursement instructions from the Borrower, with respect to proceeds of the initial Revolving Credit Loan.

         10.10. Evidence of Acquisition. The Agent shall have received evidence that the Memorex Acquisition has been approved by the United States Bankruptcy Court (the "Order") and is on terms and conditions satisfactory to the Agent, and, prior to the Banks advancing any Revolving Credit Loans which, when taken together with all Revolving Credit Loans outstanding, exceeds $5,000,000, the Agent shall have received evidence that the Memorex Acquisition has been consummated on the terms set forth in the Order and on terms and conditions otherwise satisfactory to the Agent.

                       11.  CONDITIONS TO ALL BORROWINGS.

         The obligations of the Banks to make any Revolving Credit Loan whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

         11.1. Representations True; No Event of Default. Each of the representations and warranties of each of the Holdings Companies contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Revolving Credit Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

         11.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Revolving Credit Loan.

         11.3. Governmental Regulation. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

         11.4. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

                   12.  EVENTS OF DEFAULT; ACCELERATION; ETC.

         12.1. Events of Default and Acceleration. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

                 (a) the Borrower shall fail to pay any principal of the Revolving Credit Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

                 (b) the Borrower shall fail to pay any interest on the Revolving Credit Loans, the Commitment Fee, the Agent's fee, or other sums due hereunder or under any of the other Loan Documents, within three (3) days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

                 (c) either of the Borrower or Holdings shall fail to comply with any of its covenants contained in Section Section 7 (except for Section Section 8.3, 8.7 and 8.8 of the Original Agreement which are incorporated by reference in Section 7 hereof), 8 or 9;

                 (d) the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 12.1) for fifteen (15) days after written notice of such failure has been given to the Borrower by the Agent;

                 (e) any representation or warranty of any of the Holdings Companies in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

                 (f) an Event of Default shall have occurred and be continuing under the Original Agreement or any of the Holdings Companies shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases individually or in the aggregate in excess of $5,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

                 (g) any of the Holdings Companies shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of it or of any substantial part of the assets of any of the Holdings Companies or shall commence any case or other proceeding relating to under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against and shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty- five (45) days following the filing thereof;

                 (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any of the Holdings Companies in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

                 (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against any of the Holdings Companies that, with other outstanding final judgments, undischarged, against any of the Holdings Companies exceeds in the aggregate $1,000,000;

                 (j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any of the Holdings Companies party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

                 (k) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

                 (l) any of the Holdings Companies shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

                 (m) there shall occur any material damage to, or loss, theft or destruction of, any assets of any of the Holdings Companies, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any of the Holdings Companies if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of the Holdings Companies;

                 (n) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any of the Holdings Companies if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of the Holdings Companies;

                 (o) any of the Holdings Companies shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against any of the Holdings Companies, the punishment for which in any such case could include the forfeiture of any assets but having a fair market value in excess of $100,000;

                 (p) Holdings shall at any time, legally or beneficially own less than 100% of the capital stock of the Borrower;

                 (q) any Person other than an Investor shall at any time, be a legal or beneficial owner (within the meaning used in Rule 13d- 3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended) of more than 25% of the outstanding shares of the common stock of Holdings;

                 (r) at any time individuals who were directors of Holdings on the Closing Date shall cease, for any reason, to constitute a majority of the board of directors of Holdings (except to the extent that individuals who were directors on the Closing Date were replaced by individuals (i) elected by a majority of the remaining members of the board of directors of Holdings or (ii) nominated for election by a majority of the remaining members of the board of directors of Holdings); or

                 (s) Holdings or any other guarantor thereunder shall purport to revoke the Guaranty or assert that it has no obligations thereunder.

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Revolving Credit Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Section Section 12.1(g) or 12.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

         12.2. Termination of Commitments. If any one or more of the Events of Default specified in Section 12.1(g) or Section 12.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans to the Borrower. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date the conditions precedent to the making of the Revolving Credit Loans to be made on such Drawdown Date on such other date are not satisfied, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans. No termination of the credit hereunder shall relieve any of the Holdings Companies of any of the Obligations.

         12.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Revolving Credit Loans pursuant to Section 12.1, each Bank, if owed any amount with respect to the Revolving Credit Loans, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Revolving Credit Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

         12.4. Distribution of Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies with respect to the enforcement of any of their remedies under any of the Loan Documents, such monies shall be distributed for application as follows:

                 (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

                 (b) Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that distributions in respect of Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Banks pro rata; and provided, further, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable; and

                 (c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

                                  13.  SETOFF.

         Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to Holdings or the Borrower and any securities or other property of Holdings or the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Holdings or the Borrower to such Bank. Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of Holdings or the Borrower to such Bank, other than Indebtedness evidenced by the Revolving Credit Notes held by such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Revolving Credit Notes held by such Bank, and (b) if such Bank shall receive from the Borrower or Holdings or otherwise in respect of the Revolving Credit Loans, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Revolving Credit Notes held by such Banks by proceedings against the Borrower or Holdings at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Revolving Credit Note or Revolving Credit Notes held by such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Revolving Credit Notes held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Revolving Credit Notes held by it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

                                14.  THE AGENT.

         14.1.   Authorization.

                 (a) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

                 (b) The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

                 (c) As an independent contractor empowered by the Banks to exercise certain rights nd perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

         14.2. Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents.

         14.3. No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

         14.4. No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Revolving Credit Notes, any of the other Loan Documents or for the validity, enforceability or collectability of any such amounts owing with respect to the Revolving Credit Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of any of the Holdings Companies, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or to inspect any of the properties, books or records of any of the Holdings Companies. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Revolving Credit Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of any of the Holdings Companies. Each

Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

         14.5.   Payments.

                 14.5.1. Payments to Agent. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

                 14.5.2. Distribution by Agent. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Revolving Credit Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

                 14.5.3. Delinquent Banks. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its pro rata share of any Revolving Credit Loan or (b) to comply with the provisions of Section 13 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Revolving Credit Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Revolving Credit Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

         14.6. Holders of Revolving Credit Notes. The Agent may deem and treat the payee of any Revolving Credit Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

         14.7. Indemnity. The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by Section 15), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Revolving Credit Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

         14.8. Agent as Bank. In its individual capacity, FNBB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Revolving Credit Loans made by it, and as the holder of any of the Revolving Credit Notes, as it would have were it not also the Agent.

         14.9.   Resignation.  The Agent may resign at any time by giving sixty
(60) days prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         14.10. Notification of Defaults and Events of Default. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Section 14.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

         14.11. Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Banks and (b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to exercise all or any such other legal and equitable and other rights or remedies as it may have under the Loan

Documents. The Majority Banks may direct the Agent in writing as to the method and the extent of any enforcement, the Banks hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

                                 15.  EXPENSES.

         The Borrower and Holdings jointly and severally agree to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) except to the extent provided in Section 4.2.2, any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's or any Bank's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering and appraisal charges, (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with any of the Holdings Companies; (f) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with UCC searches; and (g) all reasonable fees, expenses and disbursements of the Agent in connection with the syndication of this Credit Agreement. The covenants of this Section 15 shall survive payment or satisfaction of all other Obligations.

                             16.  INDEMNIFICATION.

         The Borrower and Holdings jointly and severally agree to indemnify and hold harmless the Agent and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by of the proceeds of any of the Revolving Credit Loans, (b) entering into or performing this Credit Agreement or any of the other Loan Documents or (c) with respect to any of the Holdings Companies and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, the Holdings Companies shall not be required to indemnify any Person for any claims, actions, suits, liabilities, losses, damages or expenses arising solely out of the gross negligence or willful misconduct of the Person seeking to be indemnified, nor shall they be required to indemnify any Bank for any claims, actions, suits, liabilities, losses, damages or expenses arising solely out of disputes between the Banks which do not in any manner involve the Borrower. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower and Holdings jointly and severally under this Section 16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 16 shall survive payment or satisfaction in full of all other Obligations.

                        17.  SURVIVAL OF COVENANTS, ETC.

         All covenants, agreements, representations and warranties made herein, in the Revolving Credit Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any of the Holdings Companies pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Revolving Credit Loans as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Revolving Credit Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Revolving Credit Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of any of the Holdings Companies pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by any of the Holdings Companies.

                       18.  ASSIGNMENT AND PARTICIPATION.

         18.1. Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Revolving Credit Loans at the time owing to it, the Revolving Credit Notes held by it); provided that (a) each of the Agent and, unless a Default or Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (c) each assignment shall be in an amount that is a minimum of $5,000,000, or, if such Bank's Commitment is less than $5,000,000, the amount of such Bank's Commitment and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an "Assignment and Acceptance"), together with any Revolving Credit Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (a) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (b) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 18.3, be released from its obligations under this Credit Agreement.

         18.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

                 (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement or the other Loan Documents,

                 (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Holdings Companies or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by any of the Holdings Companies or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

                 (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in Section 7.4 and Section 8.4 of the Original Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

                 (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

                 (e) such assignee represents and warrants that it is an Eligible Assignee;

                 (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

                 (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank; and

                 (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

         18.3. Register. The Agent, acting for this purpose solely as agent of the Borrower, shall maintain at the Agent's Head Office a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Credit Agreement. Notwithstanding anything to the contrary contained herein, no assignment shall be effective unless and until the Agent has recorded the appropriate Assignment and Acceptance in the Register and such assignment otherwise complies with this Section 18. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,000, provided, however, in the case of an assignment to another Bank or to an affiliate of the transferor Bank, no such registration fee shall be due and payable.

         18.4. New Revolving Credit Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, an amendment to the Revolving Credit Note affected by such assignment indicating the Assignment and Acceptance. Within five (5) days of issuance of any amendment to the Revolving Credit Notes pursuant to this Section 18.4, the Borrower shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such amendment and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks.

         18.5. Participations. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (b) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Revolving Credit Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

         18.6. Disclosure. The Borrower agree that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and
(c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

         18.7. Assignee or Participant Affiliated with the Borrower. If any assignee Bank is an Affiliate of the Borrower or Holdings, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section
12.1 or Section 12.2, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Revolving Credit Loans. If any Bank sells a participating interest in any of the Revolving Credit Loans to a participant, and such participant is either of the Borrower or Holdings or an Affiliate of the Borrower or Holdings, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 12.1 or Section
12.2 to the extent that such participation is beneficially owned by the Borrower, Holdings or any Affiliate of the Borrower or Holdings, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Revolving Credit Loans to the extent of such participation.

         18.8. Miscellaneous Assignment Provisions. Any assigning Bank shall retain its rights to be indemnified pursuant to Section 16 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. If any Reference Bank transfers all of its interest, rights and obligations under this Credit Agreement, the Agent shall, in consultation with the Borrower and with the consent of the Borrower and the Majority Banks, appoint another Bank to act as a Reference Bank hereunder. Anything contained in this Section 18 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Revolving Credit Notes) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.
No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

         18.9. Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

                               19.  NOTICES, ETC.

         Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Revolving Credit Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

                 (a) if to any of the Holdings Companies, at 50 E. Swedesford Road, Frazer, Pennsylvania, Attention: Mr. Thomas Fogarty, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

                 (b) if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, Attention: Jay L. Massimo, Vice President, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

                 (c)  if to any Bank, at such Bank's address set forth on
         Schedule 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

         Any such notice or demand shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (b) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

                              20.  GOVERNING LAW.

         THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWER AND HOLDINGS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH

COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON EACH OF THE BORROWER AND HOLDINGS BY MAIL AT THE ADDRESS SPECIFIED IN Section 19. EACH OF THE BORROWER AND HOLDINGS HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

                                 21.  HEADINGS.

         The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

                               22.  COUNTERPARTS.

         This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

                          23.  ENTIRE AGREEMENT, ETC.

         The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 25.

                           24.  WAIVER OF JURY TRIAL.

         Each of Holdings and the Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Revolving Credit Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations. Except as prohibited by law, each of Holdings and the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of Holdings and the Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

                    25.  CONSENTS, AMENDMENTS, WAIVERS, ETC.

         Any consent or approval required or permitted by this Credit Agreement to be given by all of the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any of the Holdings Companies of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, any amendment to this Section 25, the rate of interest on the Revolving Credit Notes (other than interest accruing pursuant to Section 4.10.2 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto), the term or the principal amount of the Revolving Credit Notes, the amount of the Commitments of the Banks, the date for payment of principal, interest or fees, the release of any of the Guarantors (except for the release of any Guarantor due to an action which is expressly permitted by Section Section 8.6 and 9.5.2 of the Original Agreement) and the amount of commitment fees hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank; the definition of Majority Banks may not be amended without the written consent of all of the Banks; and the amount of the Agent's Fee and Section 14 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.
No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

                               26.  SEVERABILITY.

         The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

         IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

                                        DECISIONONE HOLDINGS CORP.


                                        By:
                                            -----------------------------------
                                             Name:
                                             Title:

                                        DECISIONONE CORPORATION


                                        By:
                                            -----------------------------------
                                             Name:
                                             Title:


                                        THE FIRST NATIONAL BANK OF BOSTON,
                                          individually and as Agent


                                        By:
                                            -----------------------------------
                                             Jay L. Massimo, Vice President

                                        GUARANTY

         GUARANTY, dated as of November 13, 1996, by DECISIONONE HOLDINGS CORP., a Delaware corporation ("Holdings"), DECISIONONE SUPPLIES, INC., a Delaware corporation, IC PROPERTIES CORPORATION, a Delaware corporation, DECISION DATA COMPUTER INTERNATIONAL, S.A., a Switzerland corporation, DECISION DATA INVESTMENT CORPORATION, a Delaware corporation, and PROPERTIES HOLDING CORPORATION, a Delaware corporation (collectively, the "Guarantors", and each, individually, a "Guarantor") in favor of (a) THE FIRST NATIONAL BANK OF BOSTON, as agent (hereinafter, in such capacity, the Agent") for itself and the other lending institutions (hereinafter, collectively the "Banks") which are or may become parties to a Revolving Credit Agreement dated as of November 13, 1996 (as amended and in effect from time to time, the "Credit Agreement"), by and among Holdings, DecisionOne Corporation, a Delaware corporation (the "Company"), the Banks, and the Agent and (b) each of the Banks.

         WHEREAS, the Company and the Guarantors are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;

         WHEREAS, the Guarantors expect to receive substantial direct and indirect benefits from the extensions of credit to the Company by the Banks pursuant to the Credit Agreement (which benefits are hereby acknowledged);

         WHEREAS, it is a condition precedent to the Banks' making any loans or otherwise extending credit to the Company under the Credit Agreement that each of the Guarantors execute and deliver to the Agent for the benefit of the Banks and the Agent an unlimited guaranty substantially in the form hereof; and

         WHEREAS, each of the Guarantors wishes to guaranty the Company's obligations to the Banks and the Agent under or in respect of the Credit Agreement as provided herein;

         NOW, THEREFORE, the each of the Guarantors hereby agrees with the Banks and the Agent as follows:

         1. Definitions. The term "Obligations" and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

         2. Guaranty of Payment and Performance. The Guarantors hereby jointly and severally guarantee to the Banks and the Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the

Obligations including all such which would become due but for the operation of the automatic stay pursuant to Section 362(a) of the Federal Bankruptcy Code and the operation of Section Section 502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Agent or any Bank first attempt to collect any of the Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Obligations, the obligations of the Guarantors hereunder with respect to such Obligations in default shall, upon demand by the Agent, become immediately due and payable to the Agent, for the benefit of the Banks and the Agent, without demand or notice of any nature, all of which are expressly waived by the Guarantors. Payments by the Guarantors hereunder may be required by the Agent on any number of occasions. All payments by the Guarantors hereunder shall be made to the Agent, in the manner and at the place of payment specified therefor in the Credit Agreement, for the account of the Banks and the Agent. To the extent that any Guarantor makes a payment hereunder in excess of the aggregate amount of the benefit received by such Guarantor in respect of the extensions of credit under the Credit Agreement (the "Benefit Amount"), then such Guarantor, after the payment in full in cash of all of the Obligations, shall be entitled to recover from each other Guarantor such excess payment, pro rata in accordance with the ratio of the Benefit Amount received by each such other Guarantor to the total Benefit Amounts received by all Guarantors, and the right to such recovery shall be deemed to be in asset and property of such Guarantor so funding; provided that all such rights to recovery shall be subordinate and junior in right of payment to the final and indefeasible repayment in full in cash of all of the Obligations.

         3. Guarantors' Agreement to Pay Enforcement Costs, etc. Each of the Guarantors further agrees, as the principal obligors and not as guarantors only, to pay to the Agent, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by the Agent or any Bank in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this Section 3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

         4. Waivers by Guarantors; Bank's Freedom to Act. The Guarantors agree that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Bank with respect thereto. The Guarantors waive promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantors agree to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agree that the obligations of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Agent or any Bank to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (b) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (c) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Revolving Credit Note, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, (d) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (e) the adequacy of any rights which the Agent or any Bank may have against any collateral security or other means of obtaining repayment of any of the Obligations; (f) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Agent or any Bank might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (g) any other act or omission which might in any manner or to any extent vary the risk of the Guarantors or otherwise operate as a release or discharge of the Guarantors, all of which may be done without notice to the Guarantors. To the fullest extent permitted by law, the Guarantors hereby expressly waive any and all rights or defenses arising by reason of (i) any "one action" or "anti-deficiency" law which would otherwise prevent the Agent or any Bank from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against the Guarantors before or after the Agent or such Bank's commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (ii) any other law which in any other way would otherwise require any election of remedies by the Agent or any Bank.

         5. Unenforceability of Obligations Against Company. If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Company by reason of the Company's insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantors to the same extent as if the Guarantors at all times had been the principal obligors on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Revolving Credit Note, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantors.

         6.      Subrogation; Subordination.

                 6.1. Waiver of Rights Against Company. Until the final payment and performance in full of all of the Obligations, the Guarantors shall not exercise and hereby waive any rights against the Company arising as a result of payment by the Guarantors hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Agent or any Bank in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantors will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Guarantors to the Company; and the Guarantors waive any benefit of and any right to participate in any collateral security which may be held by the Agent or any Bank.

                 6.2. Subordination. The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to the Guarantors is hereby subordinated to the prior payment in full of all of the Obligations. The Guarantors agree that, after the occurrence of any default in the payment or performance of any of the Obligations, the Guarantors will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to the Guarantors until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Guarantors shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantors as trustees for the Banks and the Agent and be paid over to the Agent, for the benefit of the Banks and the Agent, on account of the Obligations without affecting in any manner the liability of the Guarantors under the other provisions of this Guaranty.

                 6.3.     Provisions Supplemental.  The provisions of this
         Section 6 shall be supplemental to and not in derogation of any rights and remedies of the Banks and the Agent under any separate subordination agreement which the Agent may at any time and from time to time enter into with the Guarantors for the benefit of the Banks and the Agent.

         7. Security; Setoff. The Guarantors grant to each of the Agent and the Banks, as security for the full and punctual payment and performance of all of the Guarantors' obligations hereunder, a continuing lien on and security interest in all securities or other property belonging to the Guarantors now or hereafter held by the Agent or such Bank and in all deposits (general or special, time or demand, provisional or final) and other sums credited by or due from the Agent or such Bank to the Guarantors or subject to withdrawal by the Guarantors. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Obligations, each of the Agent and the Banks is hereby authorized at any time and from time to time, without notice to the Guarantors (any such notice being expressly waived by the Guarantors) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of the Guarantors under this Guaranty, whether or not the Agent or such Bank shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured.

         8. Further Assurances. The Guarantors agree that they will from time to time, at the request of the Agent, do all such things and execute all such documents as the Agent may consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Banks and the Agent hereunder. The Guarantors acknowledge and confirm that the Guarantors themselves have established their own adequate means of obtaining from the Company on a continuing basis all information desired by the Guarantors concerning the financial condition of the Company and that the Guarantors will look to the Company and not to the Agent or any Bank in order for the Guarantors to keep adequately informed of changes in the Company's financial condition.

         9. Termination; Reinstatement. This Guaranty shall remain in full force and effect until the Agent is given written notice of the Guarantors' intention to discontinue this Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations. No such notice shall be effective unless received and acknowledged by an officer of the Agent at the address of the Agent for notices set forth in Section 19 of the Credit Agreement. No such notice shall affect any rights of the Agent or any Bank hereunder, including without limitation the rights set forth in Section Section 4 and 6, with respect to any Obligations incurred or accrued prior to the receipt of such notice or any Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. This Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by the Agent or any Bank upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.

         10. Successors and Assigns. This Guaranty shall be binding upon the Guarantors, their successors and assigns, and shall inure to the benefit of the Agent and the Banks and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Bank may assign or otherwise transfer the Credit Agreement, the other Loan Documents, or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Bank herein, all in accordance with Section 18 of the Credit Agreement. The Guarantors may not assign any of their obligations hereunder.

         11. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantors therefrom shall be effective unless the same shall be in writing and signed by the Agent with the consent of the Majority Banks. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

         12. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to the Guarantors, at the addresses set forth beneath their signatures hereto, and if to the Agent, at the address for notices to the Agent set forth in Section 19 of the Credit Agreement, or at such address as either party may designate in writing to the other.

         13. Governing Law; Consent to Jurisdiction. THIS GUARANTY IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS. The Guarantors agree that any suit for the enforcement of this Guaranty may be brought in the courts of the Commonwealth of Massachusetts or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantors by mail at the address specified by reference in Section 12. The Guarantors hereby waive any objection that they may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

         14. Waiver of Jury Trial. EACH OF THE GUARANTORS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, each of the Guarantors hereby waives any rights which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Guarantors
(a) certifies that neither the Agent nor any Bank nor any representative of the Agent or the Banks or attorney of the Agent or any Bank has represented, expressly or otherwise, that the Agent or any Bank would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Agent or any Bank is a party, the Agent and the Banks are relying upon, among other things, the waivers and certifications contained in this Section 14.

         15. Miscellaneous. This Guaranty constitutes the entire agreement of the Guarantors with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations.
The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

         IN WITNESS WHEREOF, the Guarantors have caused this Guaranty to be executed and delivered as of the date first above written.



                                  DECISIONONE HOLDINGS CORP.
                                  DECISIONONE SUPPLIES, INC.
                                  IC PROPERTIES CORPORATION
                                  DECISION DATA COMPUTER INTERNATIONAL, S.A.
                                  DECISION DATA INVESTMENT CORPORATION
                                  PROPERTIES HOLDING CORPORATION


                                  By:
                                     --------------------------------------
                                  Title:

                             REVOLVING CREDIT NOTE

$75,000,000                                             as of November 13, 1996

         FOR VALUE RECEIVED, the undersigned DECISIONONE CORPORATION, a Delaware corporation (the "Borrower"), hereby promises to pay to the order of THE FIRST NATIONAL BANK OF BOSTON, a national banking association (the "Bank") at the Agent's Head Office (as defined in the Credit Agreement referred to below):

                 (a) prior to or on the Revolving Credit Loan Maturity Date the principal amount of SEVENTY FIVE MILLION DOLLARS ($75,000,000) or, if less, the aggregate unpaid principal amount of Revolving Credit Loans advanced by the Bank to the Borrower pursuant to the Revolving Credit Agreement dated as of November 13, 1996 (as amended and in effect from time to time, the "Credit Agreement"), among the Borrower, the Banks and other parties thereto;

                 (b) the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

                 (c) interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the final payment in full hereof at the times and at the rate provided in the Credit Agreement.

         This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Bank and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

         The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Revolving Credit Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

         The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

         If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

         No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

         The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

         THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN Section 18 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

         This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, each of the undersigned has caused this Revolving Credit Note to be signed in its corporate names and its corporate seal to be impressed thereon by their duly authorized officers as of the day and year first above written.



                                                   DECISIONONE CORPORATION

                                                   By:
                                                      -----------------------
                                                   Title:

                                Amount of         Balance of
              Amount         Principal Paid        Principal         Notation
Date          of Loan          or Prepaid           Unpaid           Made By: